Exhibit 99.1

FOR IMMEDIATE RELEASE

August 1, 2008

CONTACT:	Ronald J. Domanico
Senior Vice President and
Chief Financial Officer
(770) 948-3101

CARAUSTAR INDUSTRIES, INC. REPORTS

SECOND QUARTER RESULTS

ATLANTA, Georgia - Caraustar Industries, Inc. (NASDAQ: CSAR) today announced that sales from continuing operations for the second quarter ended June 30, 2008 were $217.0 million compared to sales of $221.2 million for the same quarter in 2007. Net loss from continuing operations for the second quarter of 2008 was $3.6 million, or $0.13 per share, compared to a 2007 second quarter loss of $2.5 million, or $0.09 per share. The second quarter 2008 and 2007 results from continuing operations included pre-tax restructuring and impairment costs of approximately $5.8 million, or $0.13 per share, and $3.7 million, or $0.08 per share, respectively. The $2.8 million decrease in pre-tax operating results was primarily attributable to higher restructuring and impairment costs of $2.1 million.

The company announced on July 22, 2008 the closure of its Chattanooga Paperboard mill, which is expected to save approximately $9.0 million (pre-tax) in costs annually. The company expects to incur total pre-tax charges of approximately $7.1 million associated with the mill closure. Non-cash impairment of fixed assets in the amount of approximately $5.1 million was recorded in restructuring and impairment costs as of June 30, 2008. Cash costs of approximately $2.0 million related primarily to severance will be expensed in the third quarter 2008. On July 24 2008, Caraustar sold its fifty-percent interest in Premier Boxboard Limited, LLC (PBL) to its joint venture partner, Temple Inland, Inc. (NYSE: TIN) for $62 million pre-tax. The company used approximately $31 million of the proceeds to repay all outstanding debt under its Senior Credit Facility and had excess sale proceeds of approximately $31 million as well as availability under the revolving portion of the facility of approximately $42 million post-transaction.

Paperboard volume was essentially unchanged year-over-year. There was an increase in same-mill coated recycled boxboard (CRB) volume of 0.6 thousand tons. Caraustar’s overall same-mill volume was down 1.2 percent, and utilization was 90.5 percent, favorably contrasting with industry volume which was down 7.9 percent with utilization at 88.6 percent. Quarter-over-quarter, mill margins decreased $33 per ton, eroded primarily by increased fiber costs of $15 per ton and higher fuel and energy costs of $14 per ton. Tube and core pricing was up $27 per ton versus the same period last year.

Six-month period ended June 30, 2008

Sales from continuing operations for the six months ended June 30, 2008 were $433.5 million compared to sales of $440.7 million for the same period in 2007. Net loss from continuing operations for the six months ended June 30, 2008 was $3.4 million, or $0.12 per share, compared to a loss of $11.7 million, or $0.41 per share, in the same period last year. Results from continuing operations for the six-month periods ended 2008 and 2007 included restructuring and impairment costs of approximately $6.6 million, or $0.14 per share, and $9.5 million, or $0.21 per share, respectively. The $10.5 million improvement in pre-tax operating results was primarily attributable to lower restructuring and impairment costs of $2.9 million, increased equity in income of unconsolidated affiliates (PBL) of $2.5 million, and a decrease in SG&A as a percent of sales of 1.2 percent ($5.8 million).

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Caraustar Industries, Inc.

August 1, 2008

Michael J. Keough, president and chief executive officer of Caraustar, commented, “Caraustar’s operating results before restructuring costs were positive for the quarter. We are less than satisfied with these results but pleased that our considerable efforts are mitigating the impact of a sluggish economy. We are also somewhat encouraged by recent industry announcements that show market dynamics changing with the removal of over 300,000 tons of URB mill capacity. In addition to the industry capacity reductions, Caraustar removed approximately 60,000 tons of URB capacity with the closure of the Chattanooga Paperboard mill. We believe these actions will positively impact industry capacity utilization going forward.

“We announced price increases effective in July of $40 per ton on URB grades and $50 per ton on CRB grades as well as the need to pass through, via freight surcharges, increased transportation costs. These increases were driven by higher input costs resulting from current marketplace and economic conditions. Prices on converted paperboard products were also increased six percent, effective mid-August. If energy, freight and other costs continue to increase, additional price increases and cost recovery measures will be required. Volumes were soft in the second quarter but are anticipated to improve in the third quarter, which is supported by recent order increases, particularly for specialty products and folding cartons.

“Management is working diligently on refinancing its 7.375 percent Senior Notes. Completing the sale of our interest in PBL was a first step and raised a portion of the funds necessary to refinance the company’s Senior Notes. We have engaged J.P. Morgan Securities Inc. to assist in evaluating financial alternatives and expect to announce additional components of the refinancing as we complete them.”

Joint Ventures

Caraustar’s fifty-percent owned interest in the PBL mill contributed $1.1 million in equity in income from unconsolidated affiliates in the second quarter 2008 versus $0.4 million in the second quarter of 2007. Cash distributions were $1.0 million in the second quarter 2008 compared to zero for the same period last year. Subsequent to quarter-end, the company received a distribution of $1.6 million prior to the aforementioned sale of its interest in PBL to Temple-Inland. Both the increase in earnings and cash distributions were attributable to increased margins, which compensated for slightly decreased volume.

Liquidity

The company ended the quarter with a cash balance of $80 thousand compared to $6.5 million at December 31, 2007. For the six-month periods ended June 30, 2008 and 2007, the company used $1.7 million and $12.2 million, respectively, of cash in operating activities. The change in cash used in operating activities in the first half of 2008 versus the first half of 2007 of $10.5 million was primarily due to improved operating results. Year-to-date capital expenditures decreased to $5.8 million from $11.6 million in 2007.

As of June 30, 2008, the company had $25.1 million of availability under its revolving credit facility after giving effect to $17.0 million in borrowings outstanding and $16.0 million of letters of credit, which reduce availability. On July 24, 2008, the company completed the sale of its fifty-percent membership interest in PBL. Approximately $31 million of the $62 million of proceeds from the sale were applied to the repayment of the amounts then outstanding under the Senior Credit Facility, leaving $31 million in cash and increasing availability under the revolving portion of the facility to approximately $42 million immediately thereafter.

The company expects to use the balance of the proceeds to enhance liquidity and to help the company refinance its obligations under its 7.375 percent Senior Notes due on June 1, 2009 and shown as a current liability on the balance sheet. The addition of the Senior Notes as a current liability results in a working capital deficit as of June 30, 2008. The company continues to pursue various options to refinance the Senior Notes. While no assurance can be given that such efforts will produce sufficient liquidity to permit the company to refinance the Senior Notes on terms favorable to the company, or at all, the company remains optimistic given work to date on developing those options.

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Caraustar Industries, Inc. (NASDAQ: CSAR) will host a conference call to review second quarter results on Friday, August 1, 2008 beginning at 9:00 a.m. (ET) that will be webcast live. In order to listen to the webcast of its conference call, participants can log on to the Caraustar website at www.caraustar.com and look for the webcast button/icon on the “Investor Relations” page.

Caraustar Industries, Inc. is one of North America’s largest integrated manufacturers of 100% recycled paperboard and converted paperboard products. The company is a socially responsible corporation, is committed to environmentally sound practices and is dedicated to providing customers with outstanding value through innovative products and services. Caraustar has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar serves the four principal recycled boxboard product end-use markets: tubes and cores; folding cartons; gypsum facing paper and specialty paperboard products. For additional information on Caraustar, please visit the company’s website at www.caraustar.com.

This press release contains certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company’s expectations, anticipations or beliefs about future events, operating results, financial condition, business plans and industry trends and their potential impact on the company’s business and financial results. Statements that are not statements of historical fact, as well as statements including words such as “expect,” “intend,” “will,” “believe,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “plan,” “may,” “would,” “could,” “should,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by such statements. Such risk factors include, among others: fluctuations in raw material prices and energy costs, increases in pension and insurance costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, the degree of market receptiveness to price increases and energy surcharges, changes in demand for the company’s products, the degree of success achieved by the company’s new product initiatives, uncertainties related to the company’s ability to successfully complete certain asset sales to finance a portion of the redemption of its debt, future financing plans and needs, the impact on the company of its results of operation in recent years and the sufficiency of its financial resources to absorb the impact, changes in government regulations, the company’s ability to service its substantial indebtedness, and unforeseen difficulties with the consolidation, integration of the company’s accounting and control operations and IT systems. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company’s registration statements and its most recent reports on Form 10-K, 10-Q and 8-K, as amended, filed with or furnished to, the Securities Commission. These documents may be accessed through the web site of the Securities and Exchange Commission (www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or Internet services.

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P. O. BOX 115    .    AUSTELL, GA 30168-0115

AUSTELL THREADMILL COMPLEX    .    5000 AUSTELL-POWDER SPRINGS ROAD    . SUITE 300

AUSTELL, GA 30106-2440    .    PHONE 770 . 948 . 3101

www.caraustar.com

Caraustar Industries, Inc.

Unaudited Supplemental Data

Volume Sold (tons):

	In thousands
	Q2 2008	Q1 2008	Q4 2007	Q3 2007	Q2 2007
CSAR Mill Tons Sold (Market) *	112.0	114.6	101.5	111.4	112.5
CSAR Mill Tons Converted	84.9	82.0	82.1	83.7	86.4

Total CSAR Mill Tons *	196.9	196.6	183.6	195.1	198.9
Outside Paperboard Purchased	38.5	37.4	32.2	38.6	40.3

Total Paperboard Controlled *	235.4	234.0	215.8	233.7	239.2

Tube & Core Tons	74.8	72.3	74.4	77.4	77.6
Folding Carton Tons	59.5	62.5	52.0	55.4	56.8
Gypsum Paper Tons *	50.7	50.6	44.6	50.1	52.0
Other Specialty Tons *	50.4	48.6	44.8	50.8	52.8

Total Paperboard Controlled *	235.4	234.0	215.8	233.7	239.2

PBL gypsum facing and other specialty paper sold *	36.2	33.4	28.0	35.0	36.3

Changes in Selling Price and Costs ($/ton):

	Q2 2008 vs. Q2 2007	Q2 2008 vs. Q1 2008
Mill Average Selling Price	$(3.5)	$(3.0)
Mill Average Fiber Cost	15.0	2.3
Mill Average Fuel & Energy Cost	14.1	1.9

Net Margin Decrease	$(32.6)	$(7.2)

Tubes and Cores Average Selling Price	$26.7	$(0.3)
Tubes & Cores Average Paperboard Cost	(16.9)	(19.7)

Net Margin Increase	$43.6	$19.4

Reconciliation of Net Cash Provided by (Used in) Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (as defined by our Senior Credit Facility Agreement):

	In thousands
	Q2 2008	Q1 2008	Q4 2007	Q3 2007	Q2 2007
Net cash provided by (used in) operating activities	$2,043	$(3,718)	$5,909	$6,755	$(4,381)
Changes in working capital items and other	198	9,786	(11,523)	(2,188)	7,211
(Benefit) provision for income taxes	(3,327)	437	(3,923)	(1,289)	(1,533)
Change in deferred taxes	3,339	(361)	4,029	1,438	1,616
Interest expense	4,214	4,328	4,401	4,880	4,829
Return of investment in unconsolidated affiliates	713	1,085	1,797	—	—

EBITDA **	$7,180	$11,557	$690	$9,596	$7,742

*	Includes gypsum facing and other specialty paper sold by Caraustar’s 50%-owned, unconsolidated Premier Boxboard (“PBL”) joint venture.
**	This item is not a financial measure under generally accepted accounting principals (GAAP) in the United States. Because this item is not a GAAP financial measure, other companies may present similarly titled items determined with differing adjustments. Accordingly, this measure as presented should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included this non-GAAP financial measure because it uses this measure, and believes this measure is useful in evaluating the Company’s ongoing comparable operating results, cash position and its ability to generate cash. The tables above include a reconciliation of this non-GAAP financial measure with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations. In addition, the exclusion of certain adjustment items in the calculation of these non-GAAP measures does not imply that such items are non-recurring, infrequent or unusual. The Company has experienced such items in prior periods, and may experience similar items in future periods.

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2008	2007	2008	2007
Sales	$217,026	$221,248	$433,528	$440,673
Cost of goods sold	190,810	191,365	379,185	384,661
Selling, general and administrative expenses	24,301	25,983	48,737	54,561

Income from operations before restructuring and impairment costs	1,915	3,900	5,606	1,451
Restructuring and impairment costs	5,844	3,724	6,566	9,510

(Loss) income from operations	(3,929)	176	(960)	(8,059)
Other (expense) income:
Interest expense	(4,214)	(4,829)	(8,542)	(9,479)
Interest income	13	48	37	102
Equity in income of unconsolidated affiliates	1,139	355	3,054	514
Other, net	62	76	82	98

	(3,000)	(4,350)	(5,369)	(8,765)

Loss from continuing operations before income taxes	(6,929)	(4,174)	(6,329)	(16,824)
Benefit for income taxes	3,327	1,652	2,890	5,088

Loss from continuing operations	(3,602)	(2,522)	(3,439)	(11,736)

Discontinued operations:
Income from discontinued operations before income taxes	—	333	—	749
Provision for income taxes of discontinued operations	—	(119)	—	(265)

Income from discontinued operations	—	214	—	484

Net loss	$(3,602)	$(2,308)	$(3,439)	$(11,252)

Basic (loss) income per common share
Continuing operations	$(0.13)	$(0.09)	$(0.12)	$(0.41)

Discontinued operations	$0.00	$0.01	$0.00	$0.02

Net loss	$(0.13)	$(0.08)	$(0.12)	$(0.39)

Weighted average number of shares outstanding	28,691	28,615	28,671	28,609

Diluted (loss) income per common share
Continuing operations	$(0.13)	$(0.09)	$(0.12)	$(0.41)

Discontinued operations	$0.00	$0.01	$0.00	$0.02

Net loss	$(0.13)	$(0.08)	$(0.12)	$(0.39)

Diluted weighted average number of shares outstanding	28,691	28,615	28,671	28,609

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$80	$6,548
Receivables, net of allowances	81,735	74,207
Inventories	61,238	65,412
Refundable income taxes	249	104
Current deferred tax assets	6,215	5,841
Other current assets	8,807	7,061
Assets of discontinued operations held for sale	96	96

Total current assets	158,420	159,269

Property, plant and equipment:
Land	9,798	9,803
Buildings and improvements	93,265	83,685
Machinery and equipment	396,034	402,968
Furniture and fixtures	32,359	32,345

	531,456	528,801
Less accumulated depreciation	(301,168)	(288,892)

Property, plant and equipment, net	230,288	239,909

Goodwill	125,326	122,542

Investment in unconsolidated affiliates	38,171	39,117

Other assets	10,675	11,183

	$562,880	$572,020

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt	$197,414	$5,830
Accounts payable	60,898	63,968
Accrued interest	1,702	1,773
Accrued compensation	10,499	9,828
Accrued pension	496	496
Capital lease obligations	28	72
Other accrued liabilities	18,876	20,913

Total current liabilities	289,913	102,880

Long-term debt, less current maturities	64,468	253,012

Long-term capital lease obligations	2	14

Deferred income taxes	32,053	34,082

Pension liability	24,381	27,980

Other liabilities	14,229	14,233

Shareholders’ equity
Common stock	2,951	2,947
Additional paid-in capital	193,900	192,978
Retained deficit	(38,566)	(35,127)
Accumulated other comprehensive loss	(20,451)	(20,979)

Total shareholders’ equity	137,834	139,819

	$562,880	$572,020

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	For the Six Months Ended June 30,
	2008	2007
Operating activities:
Net loss	$(3,439)	$(11,252)
Depreciation and amortization	8,965	10,570
Equity-based compensation expense	817	554
Restructuring and impairment costs	5,796	3,055
Deferred income taxes	(2,978)	(5,030)
Equity in income of unconsolidated affiliates	(3,054)	(514)
Distributions from unconsolidated affiliates	2,202	—
Changes in operating assets and liabilities, net of acquisitions	(9,984)	(9,611)

Net cash used in operating activities	(1,675)	(12,228)

Investing activities:
Purchases of property, plant and equipment	(5,770)	(11,600)
Proceeds from disposal of property, plant and equipment	881	1,369
Acquisition of businesses, net of cash acquired	(5,359)	—
Changes in restricted cash	(31)	(75)
Return of investment in unconsolidated affiliates	1,798	41
Investment in unconsolidated affiliates	—	(78)

Net cash used in investing activities	(8,481)	(10,343)

Financing activities:
Proceeds from senior credit facility - revolver	73,566	83,954
Repayments of senior credit facility - revolver	(66,905)	(56,954)
Repayments of senior credit facility - term loan	(2,917)	(2,917)
Payments for capital lease obligations	(56)	(273)
Issuances of stock, net of forfeitures	—	20

Net cash provided by financing activities	3,688	23,830

Net change in cash and cash equivalents	(6,468)	1,259
Cash and cash equivalents at beginning of period	6,548	1,022

Cash and cash equivalents at end of period	$80	$2,281

Supplemental Disclosures:
Cash payments for interest	$9,817	$9,513

Income tax payments, net of refunds	$4	$174